Exhibit 10. N

MENTOR GRAPHICS CORPORATION

OFFICER STOCK OWNERSHIP POLICY

(Effective January 31, 2011)

The Board of Directors (the “Board”) of Mentor Graphics Corporation (the “Company”) believes that significant stock ownership by the Company’s executive officers subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934 (collectively the “officers”) aligns their interests with the interests of the Company’s stockholders. Accordingly, the Board has adopted this policy to establish guidelines for ownership of Company common stock by its officers.

Stock Ownership Guidelines. Officers are required to accumulate and maintain ownership of Company common stock with a value equal to the following multiple of current annual base salary within five years:

CEO/President	3x
Other Section 16b Officers	1x

Effective Date. The “Effective Date” of this policy is January 31, 2011 for any person who is an officer as of that date. For any person who becomes an officer after that date, that person’s “Effective Date” is the next January 31 that occurs after he or she becomes an officer.

Shares Counted Towards Guideline. Shares that count towards satisfaction of the ownership guideline include (1) shares owned of record or in brokerage accounts by the officer, his or her spouse or children, and trusts for the benefit of the officer or his or her spouse or children living with the officer, (2) vested and unvested restricted stock units and (3) the portion of vested stock options which are in the money equal to the difference between the strike price and the current market price of the Company’s common stock on the determination date. Unvested stock options are not included in the share ownership calculation.

Annual Measurement. As of January 31 of the applicable fiscal year (“determination date”), the Company will calculate whether each officer has reached his or her ownership guideline. The value of each officer’s ownership as of each determination date will be calculated based on the person’s current annual base salary as of the determination date, the multiple of salary applicable to his or her position as of the determination date, and the value of applicable shares (as defined above) based on the reported closing price of the Company’s common stock on the determination date.

Unmet Ownership Guidelines. The intent of this program is that officers will achieve their stock ownership guideline over a five year period by retaining equity received through the Company’s Annual Discretionary Award Program, open market purchases, and the Company’s Employees’ Stock Purchase Plan. To give effect to this intent, it will be a violation of this guideline for an officer to sell or dispose of any shares of Company common stock five years after that person’s Effective Date if he or she has not met the stock ownership guideline, unless one of the following applies:

1.	The shares are sold to pay the exercise price or required tax withholding on the exercise of a stock option, or the required tax withholding on the vesting of RSUs or restricted stock; the net shares remaining after such exercise or vesting will constitute shares which are part of the officer’s ownership guideline.

2.	After giving effect to the sale or disposition, the officer owns a number of shares greater than or equal to his or her ownership guideline as of the most recent determination date.

For this purpose, a “disposition” includes a gift or any other transfer of shares to any person or entity other than the person’s spouse or children living with the officer or a trust for the benefit of the person or his or her spouse or children living with the officer.

Exceptions. The above restriction on sales or dispositions may be waived, at the discretion of the Compensation Committee, if compliance would create severe hardship or prevent an officer from complying with a court order, as in the case of a divorce settlement. It is expected that these instances will be rare.

Minimum Five Year Period. Officers are expected to achieve this level of ownership by January 31, 2016 or within five years of becoming an officer of the Company.

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